Exhibit 10.66
The Goldman Sachs Group, Inc.
Signature Card For ____ Year-End Awards (Asia) and the BNY Mellon Custody Account
and Consent to Receive Electronic Delivery

IMPORTANT: PLEASE REVIEW, EXECUTE AND RETURN THIS FORM TO: EQUITY COMPENSATION
(DIVISION OF HCM), 30 HUDSON STREET, 35TH FLOOR, JERSEY CITY, NJ 07302.
YOU MUST PROPERLY EXECUTE THIS FORM TO ACKNOWLEDGE ACCEPTANCE OF THE TERMS AND
CONDITIONS OF YOUR AWARD(S) AND RELATED MATTERS.
1. I have received and agree to be bound by The Goldman Sachs Amended and Restated Stock Incentive Plan (the “SIP”) and the Award Agreement(s) applicable to me in connection with the ___ Year-End Award(s) (the “Award(s)”) that I have been granted by the Firm (as defined below). I confirm that I have accepted the Award(s) subject to the terms and conditions contained in the SIP and the Award
Agreement(s), including but not limited to, the requirement that disputes relating to the Award(s) and the Award Agreement(s) be decided through arbitration in New York City and be governed by New York law.
As a condition of this grant, I understand that the Award(s) (as well as any other award that the Firm may grant to me under the SIP) is/are subject to other governing law provisions (as outlined in this signature card, in the current or otherwise then current Award Summary (as defined below) or otherwise as may be required under applicable law) and, as a condition to receiving such awards, I agree to be bound thereby. I also understand that the Firm may grant to me other awards under the SIP that also may contain (among other terms and conditions) arbitration and other governing law provisions and, as a condition to receiving such awards, I agree to be bound thereby. As a condition of this grant, I agree to provide upon request an appropriate certification regarding my U.S. tax status on Form W-8BEN, Form W-9, or other appropriate form, and I understand that failure to supply a required form may result in the imposition of backup withholding on certain payments I receive pursuant to this grant.
Further, as a condition of this grant, if I am a person who has worked in the United Kingdom at any time during the earnings period relating to any award under the SIP, as determined by the Firm, when requested and as directed by the Firm, I will agree to a Joint Election under s431 ITEPA 2003 of the laws of the United Kingdom for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pension) Act 2003 under the laws of the United Kingdom and will sign and return such election in respect of all future deliveries of shares underlying the Award(s) and any previous grants made to me under the SIP and understand that the Firm intends to meet its delivery obligations in shares with respect to my Award(s), except as may be prohibited by law or described in the accompanying Award Agreement or supplementary materials.
If I have worked in Switzerland at any time during the earnings period relating to the Award(s) granted to me as determined by the Firm, (i) I acknowledge that my Award(s) are subject to tax in accordance with the rulings and method of calculation of taxable values to be agreed by the Firm with the Federal and/or Zurich/Geneva cantonal/communal tax authorities or as otherwise directed by the Firm, and (ii) I hereby agree to be bound by any rulings agreed by the Firm in respect of any Award(s), which is expected to result in taxation at the time of delivery of shares (or cash or other property in lieu thereof), and (iii) I undertake to declare and make a full and accurate income tax declaration in respect of my Award(s) in accordance with the above ruling or as directed by the Firm.
I understand and acknowledge that any transfer provisions (including, where applicable, escrow and other similar provisions, but specifically excluding any transfer restrictions imposed on any Award(s) in the Award Agreement(s) or the SIP) in the SIP or related documents will not apply to me (i) to the extent that the applicability of those provisions would affect the availability of relevant exemptions or tax favorable treatment, or (ii) otherwise in circumstances determined by the Firm in its sole discretion.
2. I have read and understand the Firm’s “Notice Periods for Recipients of Year-End Equity-Based Awards” (the “Notice Policy”), pursuant to which I am required to provide certain specified advance notice of my intent to leave employment with the Firm. I understand that in executing this form, I will be agreeing to provide my employing entity with advance notice of my intention to leave employment with the Firm as follows:
•	In the Americas, Japan and Asia Ex-Japan (excluding India): 60 days in advance of my termination date

•	In Europe, the Middle East, Africa and India: 90 days in advance of my termination date and that, where applicable (see the provisions in the Award Summary), the provisions of the Notice Policy constitute a permanent change to my terms and conditions of employment. I agree to this change in consideration of my continued employment with the Firm and my acceptance of the Award(s), and I agree to be bound by the Notice Policy as in effect from time-to-time.
I also understand that the terms and conditions of my employment shall be permanently changed so that, in the event that I resign from the Firm, the Firm may either:
•	Unilaterally waive or reduce the notice period otherwise applicable to my employment, or

•	Take such other action as shall have that effect.
I acknowledge that the Firm retains its right to bring forward the end of the notice period to such earlier date, and that I will not be entitled to any salary, wages, or benefits after such earlier date. In addition, I understand that I will not receive pay in lieu for any period of notice that has been waived or reduced.
This agreement concerning my notice period is being made for and on behalf of my Goldman Sachs employing entity, and implementation of the Notice Policy does not create an employment relationship between me and The Goldman Sachs Group, Inc.
I understand that unless the notice period is waived by agreement or unilaterally as set out above, or I have exercised a statutory right to make a payment in lieu of my notice period, I will be paid my base salary and will continue to receive all mandatory benefits during the notice period. I understand that during my notice period I may (subject to any local laws to the contrary) be required to remain away from the Firm’s offices, and/or be removed from any assigned duties or assigned to other suitable duties during my notice period.
I understand that if I fail to give the full amount of notice as set out above, or to comply in any respect with the Notice Policy, I will have failed to meet an obligation I have under an agreement with the Firm, as a result of which the Firm may have certain rights and I may be subject to certain legal and equitable rights and remedies, including, without limitation, the forfeiture of the Award(s) and any other awards granted to me (whether before or after the Award(s)) under the SIP. The forfeiture of such Award(s) will also apply where I fail to give the full amount of notice by exercising any right I may have under applicable legislation to make a payment in lieu of such notice. I also understand that, if I fail to comply with the Notice Policy, the Firm may be entitled to an injunction from a court restraining me from violating it.
I understand that, for employees of Archon Group, L.P., the Notice Policy applies only to Senior Executives.
3. I have read and understand the Firm’s hedging and pledging policies (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and agree to be bound by them (with respect to the Award(s) and any prior awards under the SIP), both during and following my employment with the Firm.
4. If a custody account is required, I request that The Bank of New York Mellon (“BNY Mellon”) (successor in interest to Mellon Bank, N.A.)  open a custody account for me as described in the enclosed Custody Agreement among BNY Mellon (as successor in interest to Mellon Bank N.A.), The Goldman Sachs Group, Inc., and myself. I have received and agree to be bound by the Custody Agreement (or any other such custody agreement previously entered into by me or on my behalf), including the applicable restrictions on transfers, pledges and withdrawals of Common Stock, the provisions permitting the Firm to monitor my custody account, and the limitations on the liability of BNY Mellon and the Firm. I also agree to open an account with any other custodian or broker selected by the Firm, if the Firm, in its sole discretion, requires me to open an account with such custodian or broker as a condition to delivery of shares (or cash or other property) underlying the Award(s).
5. If the Firm advanced or loaned me funds to pay certain taxes (including income taxes and Social Security, or similar contributions) in connection with the Award(s) (or does so in the future), and if I have not signed a separate loan agreement governing repayment, I authorize the Firm to withhold from my compensation any amounts required to reimburse it for any such advance or loan to the extent permitted by applicable law.
I understand and agree that, if I leave the Firm, I am required immediately to repay any outstanding amount. I further understand and agree that the Firm has the right to offset, to the extent permitted by the Award Agreement and applicable law (including Section 409A of the U.S. Internal Revenue Code of 1986, as amended, which limits the Firm’s ability to offset in the case of United States taxpayers under certain circumstances), any outstanding amounts that I then
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owe the Firm against its delivery obligations under the Award(s) or against any other amounts the Firm then owes me. I understand that the delivery of shares pursuant to the Award(s) is conditioned on my satisfaction of any applicable taxes or social security contributions (collectively referred to as “tax” or “taxes” for purposes of the SIP and all related documents) in accordance with the SIP. To the extent permitted by applicable law, the Firm, in its sole discretion, may require me to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on me or the Firm in connection with the grant, vesting or delivery of the Award(s) by requiring me to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of shares delivered to me pursuant to the Award(s). However, in no event shall any such choice or the choice specified in paragraph 6, below, determine, or give me any discretion to affect, the timing of the delivery of shares or payment of tax obligations. I understand and agree that the Firm may reduce any year-end cash bonus that I may receive by an amount equal to the estimated Indian Fringe Benefit Tax applicable to any award (whether or not vested), as determined by the Firm in its sole discretion.
6. If I am an individual with separate employment contracts (at any time during and/or after the Firm’s ___fiscal year), I acknowledge and agree that the Firm may, in its sole discretion, require (to the extent permitted by applicable law) that I provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to my separate employment contracts by requiring me to choose between remitting such amount (i) in cash (or through payroll deductions or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of shares delivered to me pursuant to the Award(s) (or any other of my awards outstanding under the SIP).
7. In connection with any Award Agreement or other interest I may receive in the SIP or any shares of Common Stock of The Goldman Sachs Group, Inc. that I may receive in connection with the Award(s) or any award I have previously received or may receive, or in connection with any amendment or variation thereof or any documents listed in paragraph 8, I hereby consent to (a) the acceptance by me of the Award(s) electronically, (b) the giving of instructions in electronic form whether by me or the Firm, and (c) the receipt in electronic form at my email address maintained at Goldman Sachs or via Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, at such other email address as I may specify, or via such other electronic means as the Firm and I may agree) all notices and information that the Firm is required by law to send to me in connection therewith including, without limitation, any document (or part thereof) constituting part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, the information contained in any such document and any information required to be delivered to me under Rule 428 of the U.S. Securities Act of 1933, including, for example, the annual report to security holders or the annual report on Form 10-K of The Goldman Sachs Group, Inc. for its latest fiscal year, and that all prior elections that I may have made relating to the delivery of any such document in physical form are hereby revoked and superseded. I agree to check Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, such other electronic site as the Firm and I may agree) periodically as I deem appropriate for any new notices or information concerning the SIP. I understand that I am not required to consent to the receipt of such documents in electronic form in order to receive the Award(s) and that I may decline to receive such documents in electronic form by contacting Equity Compensation (division of HCM), 30 Hudson Street, 35th Floor, Jersey City, NJ 07302, telephone (212) 357-1444, which will provide me with hard copies of such documents upon request. I also understand that this consent is voluntary and may be revoked at any time on three business days’ written notice.
8. I hereby acknowledge that I have received in electronic form in accordance with my consent in paragraph 7 the following documents:
•	The Goldman Sachs Amended and Restated Stock Incentive Plan;

•	Summary of The Goldman Sachs Amended and Restated Stock Incentive Plan;

•	Custody Agreement with BNY Mellon;

•	The ___Annual Report for The Goldman Sachs Group, Inc.;

•	The annual report on Form 10-K for The Goldman Sachs Group, Inc. for the fiscal year ended ___, filed with the Securities Exchange Commission on ___;

•	The Award Agreement(s); and

•	Summaries of the Award(s) (“Award Summary”).
9. I expressly authorize any appropriate representative of the Firm to make any notifications, filings or remittances of funds that may be required in connection with the SIP or otherwise on my behalf. Further, if I am an employee who is resident in South Africa at the time of share acquisition, by accepting my Award(s), I expressly authorize any appropriate representative of the Firm to make any required notification on my behalf to the Reserve Bank of South Africa (or its authorized dealer) in relation to any acquisition of shares for no consideration under the SIP or other similar filing that may otherwise be required in South Africa. I acknowledge that any such authorization is effective from the date of acceptance of my Award(s) until such time as I expressly revoke the authorization by written notice to any appropriate representative of the Firm. I understand that this authorization does not create any obligation on the Firm to deal with any such notifications, filings or remittances of funds that I may be required to make in connection with the SIP and I accept full responsibility in this regard.
Consent to Data Collection, Processing and Transfers:

I understand and agree that in connection with the SIP and any other Firm benefit plan (the “Programs”), to the extent permitted under the laws of the applicable jurisdiction, the Firm may collect and process various data that is personal to me, including my name, address, work location, hire date, Social Security or Social Insurance or taxpayer identification number (required for tax purposes), type and amount of SIP or other benefit plan award, citizenship or residency (required for tax purposes) and other similar information reasonably necessary for the administration of such Programs (collectively referred to as “Information”) and provide such Information to its affiliates and BNY Mellon (and its affiliates) or any other service provider, whether in the United States or elsewhere, as is reasonably necessary for the administration of the Programs and under the laws of these jurisdictions. I understand that, in certain circumstances, foreign courts, law enforcement agencies or regulatory agencies may be entitled to access the Information. I understand that, unless I explicitly authorize otherwise, the Firm, its affiliates and its service providers (through their respective employees in charge of the relevant electronic and manual processing) will use this Information only for purposes of administering the Programs. I understand that, in the United States and in other countries to which such Information may be transferred for the administration of the Programs, the level of data protection is not equivalent to data protection standards in the member states of the European Union. I understand that, upon request, to Equity Compensation (division of HCM), 30 Hudson Street, 35th Floor, Jersey City, NJ 07302, telephone (212) 357-1444, to the extent required under the laws of the applicable jurisdiction, I may have access to and obtain communication of the Information and may exercise any of my rights in respect of such Information, including objecting to the processing of the Information and requesting that the Information be corrected (if wrong), completed or clarified (if incomplete or equivocal), or erased (if cannot legally be collected or kept). Upon request, to the extent required under the laws of the applicable jurisdiction, Equity Compensation (division of HCM) will also provide me, free of charge, with a list of all the service providers used in connection with the Programs at the time of request. I understand that, if I refuse to authorize the use and transfer of the Information consistent with the above, I may not benefit from the Programs. I authorize the use and transfer of the Information consistent with the above for the period of administration of the Programs. In particular, I authorize (within the limits described above): (i) the data processing by the Firm (which means The Goldman Sachs Group, Inc. and its subsidiaries and affiliates); (ii) the data processing by BNY Mellon and its affiliates; (iii) the data processing by the Firm’s other service providers; and (iv) the data transfer to the United States and other countries. I further acknowledge that the Information may be retained by such persons beyond the period of administration of the Programs to the extent permitted under the laws of the applicable jurisdiction and I so authorize.
Other Legal Notices:
FOR HONG KONG EMPLOYEES ONLY
WARNING:
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.
By accepting the Award(s), you acknowledge and accept that you will not be permitted to transfer awards to persons who fall outside the definition of ‘qualifying persons’ in the Companies Ordinance (i.e., a person who is not a current or former director, employee, officer, consultant of the Firm or a person other than the offeree’s wife, husband, widow, widower, child or step-child under the age of 18 years, or as otherwise defined), even if otherwise permitted under the SIP or any of the related documents.
FOR INDIA EMPLOYEES ONLY
This website does not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. The website is not a prospectus under the applicable laws for the time being in force in India. Goldman Sachs does not intend to market, promote, invite offers for subscription or purchase of the securities of any body corporate by this website. The information provided on this website is for the record only. Any person who subscribes or purchases securities of any body corporate should consult his own investment advisers before making any investments. Goldman Sachs shall not be liable or responsible for any such investment decision made by any person.
NON-COMPETITION AND NON-SOLICITATION RESTRICTIONS FOR EMPLOYEES PROVIDING SERVICES
Year End (Asia)

IN HONG KONG, SINGAPORE, INDIA, TAIWAN, INDONESIA, KOREA AND JAPAN
In addition to and without limiting any provisions in the SIP or the applicable Award Agreement(s) (including without limitation the Award forfeiture, termination or repayment provisions), I hereby agree to and acknowledge the following:
(a) If I am providing services to the Firm in Hong Kong, Singapore, India, Taiwan, Indonesia, Korea or Japan, in view of my importance to the Firm, I hereby agree that the Firm would likely suffer significant harm from me competing with the Firm for some period of time after my employment ends. Accordingly, I hereby agree that I will not, without the written consent of the Firm, during the Restricted Period in the Geographic Area:
     (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Competitive Enterprise; or
     (ii) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity:
          i. which is similar or substantially related to any activity in which I was engaged, in whole or in part, at the Firm,
          ii. for which I had direct or indirect managerial or supervisory responsibility at the Firm, or
          iii. which calls for the application of the same or similar specialized knowledge or skills as those utilized by me in my activities with the Firm, at any time during the one-year period immediately prior to termination of my employment, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Covered Competitive Enterprise.
(By way of example only, this provision precludes an “advisory” investment banker from joining a leveraged-buyout firm, a research analyst from becoming a proprietary trader or joining a hedge fund, or an information systems professional from joining a management or other consulting firm and providing information technology consulting services or advice to any Covered Competitive Enterprise, in each case without the written consent of the Firm.)
(b) I hereby agree that during the Restricted Period, I will not, in any manner, directly or indirectly, (1) Solicit a Covered Client to transact business with a Covered Competitive Enterprise or to reduce or refrain from doing any business with the Firm, or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Covered Client.
(c) I hereby agree that during the Restricted Period, I will not, in any manner, directly or indirectly:
     (i) Solicit any Covered Personnel to resign from the Firm or to apply for or accept employment, consultancy, partnership, membership or similar status with a Covered Competitive Enterprise;
     (ii) hire or participate in the hiring of any Covered Personnel (whether as an employee, consultant, or otherwise) by a Covered Competitive Enterprise;
     (iii) participate in the decision to offer Covered Personnel employment, consultancy, admission into partnership, membership or similar status with a Covered Competitive Enterprise; or
     (iv) participate in the identification of Covered Personnel for potential hiring, consultancy or admission into partnership, membership or similar status with a Covered Competitive Enterprise.
(d) I acknowledge that I will have violated this provision if, during the Restricted Period, any Covered Personnel are Solicited, hired, made a consultant or are accepted into partnership, membership or similar status:
     (i) by any Covered Competitive Enterprise which I form, which bears my name, or in which I am an owner, a partner, a member or have similar status; or
     (ii) by any Covered Competitive Enterprise, and I have, or are intended to have, managerial or supervisory responsibility for such Covered Personnel.
(e) Prior to accepting employment with any other person or entity during the Restricted Period, I will provide any prospective employer with written notice of these Restrictions with a copy delivered simultaneously to the Firm.
(f) I understand that the Restrictions may limit my ability to earn a livelihood in a business similar to the business of the Firm. I acknowledge that a violation on my part of any of the Restrictions would cause immeasurable and irreparable damage to the Firm. Accordingly, I agree that the Firm will be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of Restrictions in addition to any other remedies it may have. I also acknowledge that a violation of any of the Restrictions would constitute my failure to meet an obligation I have under an agreement between me and the Firm that was entered into in connection with my employment with the Firm, and may constitute “Cause” for purposes of any equity-based awards granted to me by the Firm and will result in my forfeiting such equity-based awards.
(g) If any provision (or part of a provision) of the Restrictions is held by a court of competent jurisdiction to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified or severed to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such provisions will not be affected thereby; provided, however, that if any of the Restrictions are held by a court of competent jurisdiction to be invalid, illegal or unenforceable because it exceeds the maximum time period such court determines is acceptable to permit such provision to be enforceable, such Restrictions will be deemed to be modified to the minimum extent necessary to modify such time period in order to make such provision enforceable hereunder.
(h) Any benefit that I give or am deemed to have given by virtue of the Restrictions is received jointly and severally by The Goldman Sachs Group Inc. and its subsidiaries and affiliates (including any Firm entity to which I provide services from time to time).
(i) Any benefit that The Goldman Sachs Group, Inc. gives or is deemed to have given to me by virtue of the SIP and Award Agreement(s) is rendered jointly on its own behalf and on behalf of its subsidiaries and affiliates (including any Firm entity to which I provide services from time to time).
(j) I acknowledge that the Restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Firm, and that, having regard to those interests, such restrictions do not impose an unreasonable burden on me.
(k) The Restrictions shall remain in full force and effect and survive the termination of my employment for any reason whatsoever.
(l) If I am a Managing Director subject to a Managing Director Agreement, the Restrictions shall not apply to me.
(m) If I am a Private Wealth Management employee subject to an Employee Agreement Regarding Confidential and Proprietary Information and Materials and Non-Solicitation, I will not be subject to the restrictions contained in clause (b) of the Restrictions.
(n) For the purposes of these Restrictions only, the following terms have the following meanings:
     “Asia” means the PRC, Hong Kong SAR, Taiwan, Japan, Korea, India, Singapore, Indonesia, Malaysia, Thailand, Philippines, Brunei and Vietnam.
     “Covered Client” means any client or prospective client of the Firm (i) to whom I provided services in the 12 months prior to the Notice Date, or (ii) for whom I transacted business in the 12 months prior to the Notice Date, or (iii) whose identity became known to me in connection with my relationship with or employment by the Firm in the 12 months prior to the Notice Date and with respect to whom I had access to confidential information.
     “Covered Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than me and members of my family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.
     “Employment Period” means the period from the commencement of my employment with, or transfer, assignment or secondment to, any member of the Firm in Hong Kong SAR, Singapore, India, Taiwan, Indonesia, Korea or Japan (“GS Asia excluding PRC”) and ending with the date of termination of my employment with, or transfer, assignment or secondment to, any such member of the Firm in GS Asia excluding PRC. The Employment Period does not terminate when I commence employment with, or am transferred, assigned or seconded to, another member of the Firm in GS Asia excluding PRC.
     “Covered Extended Absence” means my absence from active employment for at least 180 days in any 12-month period as a result of my incapacity due to mental or physical illness, as determined by the Firm.
     “Firm” means The Goldman Sachs Group, Inc., its subsidiaries and affiliates and its and their respective successors.
     “Geographic Area” means (i) the jurisdiction in Asia in which I am located as of the date of execution of this signature card; and/or (ii) any other jurisdiction in Asia in relation to which I have substantial product and/or
Year End (Asia)

geographical market responsibilities; and/or (iii) any other jurisdiction in Asia in relation to which I have substantial employee managerial responsibilities as of the date of execution of this signature card.
     “Notice Date” means the date on which either I or the Firm gives notice of (i) the conclusion of my transfer, assignment or secondment to any member of the Firm in GS Asia excluding PRC, or (ii) the termination of my employment with any member of the Firm in GS Asia excluding PRC or, if the termination is for cause or Covered Extended Absence, the date on which such termination occurs.
     “PRC” means, for the purpose of the Restrictions, the People’s Republic of China, excluding Hong Kong SAR, Macau SAR and Taiwan.
     “Restricted Period” means (i) during the Employment Period; and (ii) for the period of notice in my employment contract or the period stated in this signature card commencing from the Notice Date (whichever is longer), irrespective of whether the termination is for cause or Covered Extended Absence or whether I receive a payment in lieu of all or part of that notice period.
     “Restrictions” means the non-competition and non-solicitation restrictions for employees providing services in Hong Kong, Singapore, India, Taiwan, Indonesia, Korea and Japan as set out in (a) to (n) of this section of this signature card.
     “Covered Personnel” means any Firm employee, consultant or Managing Director with whom I had material contact or dealings in the last 12 months of my employment or in relation to whom I had access to confidential information.
     “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.
     (n) These Restrictions shall be governed by and construed in accordance with the laws of the jurisdiction in which I am located and providing services to the Firm at the date of execution of this signature card.

Signature	Date:

Print Name:	Employee ID #:

Year End (Asia)